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GRC International, Inc.
Statement of Computation of Earnings Per Share
(in thousands, except for per share amounts)
                                                                QTR ENDING                   YTD ENDING
                                                           12/31/99    12/31/98          12/31/99   12/31/98
                                                          ------------------------      ----------------------
BASIC

Weighted Average Number of Shares of Common
           Stock Outstanding                                   12,377      10,222           11,668     10,218

Income from Continuing Operations                               1,644       3,100            4,002      6,130
Income from Discontinued Operations                                 -         140                -        194
                                                          ------------------------      ----------------------
Net Income                                                      1,644       3,240            4,002      6,324
                                                          ========================      ======================

Per Share Amount:
Income from Continuing Operations                                0.13        0.31             0.34       0.60
Income from Discontinued Operations                                 -        0.01                -       0.02
                                                          ------------------------      ----------------------
Net Income                                                       0.13        0.32             0.34       0.62
                                                          ========================      ======================


DILUTED

Weighted Average Number of Shares of Common
           Stock Outstanding                                   12,377      10,222           11,668     10,218
Net Effect of Dilutive Stock Options
           Based on the Treasury Stock Method
           Using Average Market Price                             598         189              513        220
Net Effect of Convertible Debenture
           Based on the
           if Converted Method (ONLY IF DILUTIVE)                   -           -                -          -
                                                          ------------------------      ----------------------
Weighted Average Shares Outstanding                            12,974      10,411           12,181     10,438
                                                          ========================      ======================

Income  from Continuing Operations                              1,644       3,100            4,002      6,130
Interest and Amortization on
           Convertible Debenture (ONLY IF DILUTIVE)                 -           -                -          -
Adjusted Income from Continuing Operations                      1,644       3,100            4,002      6,130
Income from Discontinuing Operations                                -         140                -        194
                                                          ------------------------      ----------------------
Adjusted Net Income                                             1,644       3,240            4,002      6,324
                                                          ========================      ======================

Per Share Amount:
Adjusted Income from Continuing Operations                       0.13        0.30             0.33       0.59
Income from Discontinuing Operations                                -        0.01                -       0.02
                                                          ------------------------      ----------------------
Adjusted Net Income                                              0.13        0.31             0.33       0.61
                                                          ========================      ======================
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